Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52648, 333-120968, 333-148339, 333-159590, 333-171941, 333-175022, and 333-177152 on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of Endo Health Solutions Inc. (formerly known as Endo Pharmaceuticals Holdings Inc.) and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 1, 2013